Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

July 11, 2006

For more information, contact:
Julie L. LaFollette, Investor Relations
(515) 273-3602, jlafollette@american-equity.com
Debra J. Richardson, Sr. Vice President
(515) 273-3551, drichardson@american-equity.com
John M. Matovina, Vice Chairman
(515) 273-3552, jmatovina@american-equity.com
D. J. Noble, Chairman
(515) 457-1705, dnoble@american-equity.com

American Equity Announces Second Quarter 2006 Sales and
Schedules Quarterly Earnings Release, Conference Call and Webcast

WEST DES MOINES, Iowa (July 11, 2006) — American Equity Investment Life Holding Company (NYSE: AEL) today announced that its annuity sales in the second quarter of 2006 totaled $517.7 million. Monthly sales during the quarter were: April 2006 — $177.9 million; May 2006 — $184.0 million and June 2006 — $155.8 million. AEL recently implemented product enhancements and several rate changes to combat this industry sales trend. In addition, the maturing of AEL’s five-year rate guaranteed business is expected to have a positive impact on spread earnings through the year. Cycles of slower sales are not unprecedented in the life insurance industry, including the fixed-rate and index annuity sectors. The present industry cycle appears to be driven primarily by the flat yield curve and the related increase in demand for competing products, such as bank certificates of deposit and other short-term fixed income products. With invested assets exceeding $11 billion at March 31, 2006, AEL does not expect slower sales in 2006 to have a significant impact on 2006 net earnings potential.

AEL will announce its second-quarter 2006 earnings after the close of market on Wednesday, August 2, 2006. The second-quarter earnings release and financial supplement will be posted on the American Equity web site (www.american-equity.com) at that time.

AEL will hold a conference call to discuss second-quarter 2006 earnings on Thursday, August 3, 2006, at 10 a.m. Central Time. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.

The call may also be accessed by telephone at 1-866-761-0749, passcode 49437589, (international callers, please dial 1-617-614-2707). An audio replay will be available shortly after the call on AEL’s web site. An audio replay will also be available via telephone through, August 16, 2006, by calling 1-888-286-8010, passcode 35224192 (international callers will need to dial 1-617-801-6888).

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of annuity and insurance products with a primary emphasis on the sale of fixed-rate and index annuities. The company’s headquarters are located at 5000 Westown Parkway, West Des Moines, Iowa, 50266. The mailing address of the company is: P.O. Box 71216, Des Moines, Iowa, 50325.

###